EXHIBIT 4(c).1

NORTHERN PERU COPPER CORP.

STOCK OPTION AND STOCK BONUS PLAN

1.           PURPOSE OF THE PLAN

Northern Peru Copper Corp. (the “Company”) hereby establishes a stock option plan for directors, officers and Service Providers (as defined below) of the Company and its subsidiaries, to be known as the “Stock Option and Stock Bonus Plan” (the “Plan”). The purpose of the Plan is to give to directors, officers and Service Providers, as additional compensation, the opportunity to participate in the progress of the Company by: (i) granting to such individuals options, exercisable over periods of up to ten years as determined by the board of directors of the Company, to buy shares of the Company at a price equal to the weighted average market price on the five trading days prior to the date the option is granted; or (ii) issuing to such individuals common shares in the capital of the Company.

2.           DEFINITIONS

In this Plan, the following terms shall have the following meanings:

2.1           “Associate” means an associate as defined in the Securities Act (British Columbia).

2.2           “Board” means the board of directors of the Company.

2.3           “Bonus Shares” has the meaning ascribed thereto in section 6.1 of this Plan.

2.4           “Company” means Northern Peru Copper Corp. and its successors.

2.5           “Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)

being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a director or officer of the Company or its subsidiaries.

2.6           “Exchanges” means the Toronto Stock Exchange and the American Stock Exchange, and, if applicable, any other stock exchange or securities market on which the Shares are listed.

2.7           “Expiry Date” means the date set by the Board under section 3.1 of this Plan, representing the last date on which an Option may be exercised.

2.8           “Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

2.9           “Insider” means:

(a)	an insider as defined in the Securities Act (British Columbia), other than a person who is an insider solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(b)	an Associate of any person who is an insider under subsection (a).

2.10           “Market Price” of Shares at any date means the weighted average trading price of the Shares on the Toronto Stock Exchange or the American Stock Exchange as selected by the Board or, if the Shares are listed on neither the Toronto Stock Exchange nor the American Stock Exchange, such other stock exchange or securities market on which Shares are listed as is selected by the Board, on the five trading days (on which at least one board lot of the Shares was traded) prior to such date.

2.11           “Option” means an option to purchase Shares granted pursuant to this Plan.

2.12           “Option Agreement” means an agreement, in substantially the form attached hereto as Schedule A, whereby the Company grants to an Optionee an Option.

2.13           “Option Price” means the price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 5 of this Plan.

2.14           “Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

2.15           “Optionee” means each of the directors, officers and Service Providers granted an Option pursuant to this Plan and their heirs, executors and administrators.

2.16           “Plan” means this Stock Option and Stock Bonus Plan.

2.17           “Service Provider” means:

(a)	an employee of the Company or any of its subsidiaries;

(b)	any other person or company engaged to provide ongoing management or consulting services for the Company or for any entity controlled by the Company; and

(c)

any person who is providing ongoing management or consulting services to the Company or to any entity controlled by the Company indirectly through a company that is a Service Provider under subsection 2.17(b) of this Plan.

2.18           “Shares” means the common shares in the capital of the Company as constituted on the date of this Plan provided that, in the event of any adjustment pursuant to section 5 of this Plan, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.19           “Unissued Option Shares” means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5 of this Plan, such adjustments to be cumulative.

3.             GRANT OF OPTIONS

3.1           Option Terms. The Board may from time to time authorize the issue of Options to directors, officers and Service Providers of the Company and any of its subsidiaries. The Option Price under each Option shall be the Market Price on the Grant Date. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten years from the Grant Date. Any Options which are exercised, expire or terminated will be available for re-granting under the Plan. Options shall be non-assignable and non-transferable, and subject to such vesting provisions as the Board in their sole discretion shall determine.

3.2           Limits on Shares Issuable on Exercise of Options and on the Grant of Bonus Shares. The maximum number of Shares which may be issuable pursuant to Options granted or Bonus Shares issued under the Plan shall be equal to, but will not exceed at any time, 10% of the total number of the issued and outstanding common shares in the capital of the Company as of the Grant Date on a non-diluted basis. The number of Shares issuable to any one Optionee under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, shall not exceed 5% of the total number of issued and outstanding common shares in the capital of the Company on a non-diluted basis. The number of Shares issuable to a Service Provider that is a consultant or an employee performing investor relations activities during a one year period shall not exceed 2% of the issued and outstanding common shares in the capital of the Company on a non-diluted basis. The number of Shares which may be reserved for issuance pursuant to Options granted to Insiders under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, in aggregate, shall not at any time exceed 10% of the total number of issued and outstanding common shares in the capital of the Company on a non-diluted basis. The number of Option Shares and Bonus Shares which may be issuable under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, within a one-year period:

(a)	to Insiders in aggregate, shall not exceed 10% of the outstanding issue; and

(b)	to any one Optionee who is an Insider and any Associates of such Insider, shall not exceed 5% of the outstanding issue.

For the purposes of this section, Option Shares and Bonus Shares issued pursuant to an entitlement granted prior to the Optionee or recipient of the Bonus Shares becoming an Insider may be excluded in determining the number of Shares issuable to Insiders. For the purposes of subsections (a) and (b) above, “outstanding issue” is determined on the basis of the number of common shares in the capital of the Company that are outstanding immediately prior to the Option Share or Bonus Share issuance in question, excluding common shares in the capital of the Company issued pursuant to share compensation arrangements prior to such one-year period.

3.3           Option Agreements. Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.             EXERCISE OF OPTION

4.1           Manner of Exercise. An Option shall be exercisable by the Optionee delivering to the Company a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share. Upon the Company’s receipt of such notice and payment there will be a binding contract for the issue of the Option Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case:

(a)	the Option shall not have been validly exercised; and

(b)	the Option shall no longer be exercisable unless the Board determines otherwise.

4.2           General Rule. Subject to section 4.3 of this Plan, an Option may be exercised to purchase any number of Shares up to the number of Unissued Option Shares at any time after the Grant Date up to 5:00 p.m. (Vancouver time) on the Expiry Date.

4.3           Termination of Affiliation. If an Optionee ceases to be a director, officer or Service Provider of the Company or its subsidiaries, each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option as follows:

(a)

Resignation or Ceasing to Hold Office. If the Optionee, or in the case of an Option granted to any Optionee who satisfies the definition of Service Provider set out in subsection 2.17(c) of this Plan, the Optionee’s employer, ceases to be employed or engaged by the Company and any of its subsidiaries (including by way of voluntary resignation or retirement as a director, officer or Service Provider), each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 30 days after the Optionee ceases to be a director, officer or Service Provider;

(b)

Death. Notwithstanding subsection 4.3(a) of this Plan, if the Optionee ceases to be a director, officer or Service Provider of the Company and any of its subsidiaries due to death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 12 months after the date of death or Disability; and

(c)

For Cause. Notwithstanding subsection 4.3(a) of this Plan, if the Optionee, or, in the case of an Option granted to an Optionee who satisfies the definition of Service Provider set out in subsection 2.17(c) of this Plan, the Optionee’s employer:

(i)

ceases to be employed or engaged by the Company and any of its subsidiaries for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee or Optionee’s employer is employed or engaged;

(ii)

ceases to be a director, officer or Service Provider of the Company and any of its subsidiaries by order of any securities commission, recognized stock exchange, or any regulatory body having jurisdiction to so order; or

	(iii)	ceases to be eligible to hold office as a director of the Company and any of its subsidiaries under the provisions of the applicable corporate statute,

each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date on which the Optionee ceases to be a director, officer or Service Provider.

4.4           Exclusion from Severance Allowance, Retirement Allowance or Termination Settlement. If the Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subsection 2.17(c) of this Plan, the Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Company and any of its subsidiaries, the loss of the right to purchase Shares pursuant to section 4.3 of this Plan shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatever in respect of such Optionee.

4.5           Amendment of Options by the Board. Notwithstanding subsections 4.3(a) and 4.3(c) of this Plan, the Board reserves the right to amend the terms of an Option granted to any Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subsection 2.17(c) of this Plan, the Optionee’s employer, if such party resigns or is terminated from employment or engagement with the Company and any of its subsidiaries or such other circumstances as the Board sees fit. The Board shall be entitled, but in no way obligated, to amend the number of Option Shares which an Optionee may purchase under an Option, the Expiry Date of an Optionee’s Option and the Option Price.

4.6           Amendment of Options of holders by the Board. Notwithstanding section 4.5 of this Plan, the Board will not amend the terms of any option held by an insider without first receiving the requisite shareholder approval.

4.7           Accelerated Vesting and Termination. The Company may, during the term of any Option, give 30 days notice in writing to all of the Optionees that all Options outstanding under the Plan that have not vested as at the time of the notice are immediately deemed vested, and all Options outstanding under the Plan that have not been exercised shall cease and terminate and be of no further force and effect unless the Optionees exercise such Options before their termination on the 30th day after delivery of the notice.

5.             ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1           Share Reorganization. Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a “Share Reorganization”) then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

	(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)

a fraction the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)

the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subsection (a)(ii).

5.2           Special Distribution. Subject to the prior approval of the Exchanges, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the board of directors of the Company has determined to be outside the normal course); or

(d)	rights, options or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

5.3           Corporate Organization. Whenever there is:

(a)

a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 5.1 or 5.2 of this Plan;

(b)

a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another corporation;

(any such event being herein called a “Corporate Reorganization”) the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares.

5.4           No Fractional Shares. No fractional Shares shall be issued upon the exercise of the Options and accordingly, if as a result of a Share Reorganization or Corporate Reorganization, an Optionee would become entitled to a fractional Share, such Optionee shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with the fractional interest so disregarded. Additionally, no lots of Shares in an amount less than 500 Shares shall be issued upon the exercise of the Option unless such amount of Shares represents the balance left to be exercised under the Option.

6.             BONUS SHARES

6.1           Allotment and Issuance. The Board shall have the power and authority in its sole and absolute discretion, to allot, issue and deliver in such amounts as the Board in its sole and absolute discretion deems fit, as fully paid and non-assessable shares in the capital of the Company, up to a total of 200,000 common shares (“Bonus Shares”), in each calendar year, to those directors, officers and Service Providers of the Company or any of its subsidiaries whom the Board, in its sole and absolute discretion, deems to have provided extraordinary contributions to the advancement of the Company.

6.2           Consideration. The Bonus shares will be issued in consideration of the fair value of the extraordinary contribution of the Company by the recipient as determined by the Board, in its discretion, and shall be issued at a deemed price determined by the Board at the time of issuance of such Bonus Shares, but such price shall not be less than the Market Price on the trading day immediately preceding the day on which the Bonus Shares are issued. No Bonus Shares shall be issued at a time when it is unlawful to fix the price for such Bonus Shares.

6.3           Board Discretion. Nothing in this Plan shall require the issue or distribution of any Bonus Shares in any given year or the distribution to any particular person of Bonus Shares at any time. The receipt by a recipient in any year of Bonus Shares shall not create any entitlement to a receipt of Bonus Shares by such recipient in any other year. No person shall have any right to receive a distribution Bonus Shares in a year, whether or not other persons receive Bonus Shares in such other year. The pool of Bonus Shares available for any given year, if not distributed, shall cease to be available at the end of such year and shall not accumulate or be available for any succeeding year. The Bonus Shares available for distribution in any year will be included for the purposes of calculating the amounts set out in section 3.2 of this Plan.

7.             MISCELLANEOUS

7.1           Form of Notice. A notice given to the Company shall be in writing, signed by the Optionee and delivered to the Secretary of the Company.

7.2           Right to Employment. Neither this Plan nor any of the provisions hereof shall affect in any way the Optionee’s right to continued employment with the Company or its subsidiaries or the Company’s right to terminate such employment.

7.3           Amendment and Waiver. Subject to pre-clearance with the Toronto Stock Exchange and any other prior regulatory approval where required, the Company may from time to time amend any provisions of the Plan, but no such amendment can impair any of the rights of any Optionee under any Option then outstanding and any material amendment to the Plan or increase in the maximum number of Shares which may be issuable under the Plan as set out in section 3.2 of this Plan will require the approval of shareholders of the Company.

7.4           No Assignment. No Optionee may assign any of his rights under the Plan.

7.5           Conflict. In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

7.6           Time of Essence. Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

7.7           Entire Agreement. This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to an Option and supersedes all prior agreements, undertakings and understandings, whether oral or written.

SCHEDULE A

NORTHERN PERU COPPER CORP.

STOCK OPTION AND STOCK BONUS PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Northern Peru Copper Corp. (“the Company”) and the Optionee named below pursuant to the Stock Option and Stock Bonus Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

(a)	on _________________, ______(the “Grant Date”);

(b)	________________________________(the “Optionee”);

(c)	was granted the option to purchase ____________Common Shares (the “Option Shares”) of the Company;

(d)	for the price (the “Option Price”) of $__________ per share;

(e)	which will become exercisable up to, but not after ___________, _____ (the “Expiry Date”), as follows:

(i) up to ____________Option Shares after ______________;

(ii) up to ____________Option Shares after ______________;

(iii) up to ____________Option Shares after ______________; and

(iv) up to ____________Option Shares after ______________,

all on terms and subject to the conditions set out in the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the _____ day of ______________, _________.

NORTHERN PERU COPPER CORP.

By:
Optionee		Authorized Signatory

By:
Authorized Signatory